Exhibit 19.1

AUSTIN GOLD CORP.

INSIDER TRADING POLICY

1.BACKGROUND AND PURPOSE

The federal securities laws of the United States and applicable securities laws in Canada prohibit any member of the Board of Directors (a “Director”), officer or other employee of Austin Gold Corp. or any of its affiliated entities (collectively, the “Company”) from purchasing or selling Company securities on the basis of material non-public information concerning the Company, from disclosing material non-public information to others or from advising others how to trade when in possession of material non-public information. These laws impose severe sanctions on individuals who violate them. In addition, the United States Securities and Exchange Commission (the “SEC”) has the authority to impose large fines on the Company and on the Company’s Directors, executive officers and controlling stockholders if the Company’s employees engage in insider trading and the Company has failed to take appropriate steps to prevent the insider trading. This liability is known as “controlling person” liability.

The goals of this insider trading policy (“Policy”) are to:

●	prevent violations of insider trading laws;
●	avoid conditions requiring proxy disclosure of reporting violations by persons subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and avoid potential recoupment by the Company of any profit made on trades in violation of Section 16 of the Exchange Act;
●	avoid even the appearance of impropriety on the part of those employed by, or associated with, the Company;
●	protect the Company from controlling person liability; and
●	protect the reputation of the Company, its Directors, its officers and its employees.

The Board of Directors will review this Insider Trading Policy at least annually and update it as necessary.

2.	PROHIBITION ON TRADING WHILE AWARE OF MATERIAL NON-PUBLIC INFORMATION; PROHIBITION ON TIPPING OTHERS

2.1	This Section 2 applies to:

●	all Directors;
●	all officers of the Company;
●	all employees of the Company;
●	all family members of Directors, officers and employees of the Company who share the same address as, or are financially dependent on, the Director, officer or employee; and
●	all corporations, partnerships, trusts or other entities in which any of the above persons has a substantial beneficial interest, serves as a trustee (or similar capacity) or is otherwise owned or controlled by any of the above persons.

2.2No person covered by this Section 2 may:

Prohibited Transactions

●	purchase or sell, or enter into a transaction involving, any securities of the Company or a related financial instrument while he or she is aware of any material non-public information concerning the Company or engage in any other action to take personal advantage of that information;
●	purchase or sell any securities of another company while he or she is aware of any material non-public information concerning such other company which he or she learned in connection with his, her or another person’s service as a Director, officer or employee of the Company;

Prohibited Communications

●	disclose to any other person, including family, friends or acquaintances, any material non-public information concerning the Company, except in the necessary course of business as required in the performance of his or her Company duties or as approved by the Disclosure Committee under the Company’s Communications and Corporate Disclosure Policy; or
●	disclose to any other person any material non-public information concerning another company which he or she learned in the course of his or her service as a Director or employee of the Company, except in the necessary course of business as required in the performance of his or her Company duties or as approved by the Disclosure Committee under the Company’s Communications and Corporate Disclosure Policy.

The meaning of communications “in the necessary course of business” will depend on the situation and would generally cover, but is not limited to, communications with:

●	vendors, suppliers or strategic partners on issues such as research and developments, sales and marketing and supply contracts;
●	Directors, officers and employees, of the Company;
●	lenders, legal counsel, auditors, underwriters, financial and other professional advisors to the Company;
●	parties to negotiations; and
●	governmental agencies and non-governmental regulators.

Any such communication of material non-public information will only be made to parties that are subject to a confidentiality agreement or a fiduciary duty of confidentiality to the Company in accordance with the Company’s Communications and Corporate Disclosure Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this policy; if the person covered by this Section 2 has material, non-public information, the prohibition on transactions still applies.

In no case may any such communications be made under circumstances in which it is reasonably foreseeable that the recipient of the communication is likely to purchase or sell securities of the Company. Any questions concerning the above and as to whether communication of particular information is permissible should be referred to the CEO.

2.3

The prohibition on purchases and sales of Company securities while aware of material non-public information concerning the Company applies whether or not a blackout period is then in effect (see Section 3 of this Policy), except that the prohibition does not apply to a transaction pursuant to a trading plan which complies with Section 3.4 of this Policy.

2.4	Definitions of “Material Information” and “Non-Public Information”

(i)

Material Information. Material information is information (including a change in previous information or facts) that (i) results in or would reasonably be expected to result in a significant change in the market price or value of a company’s securities; or (ii) would be considered important by a reasonable investor in making an investment decision. Material information can include positive or negative information and may include information concerning developing situations or a company’s plans with respect to any of the below subjects. The determination of whether information is “material” is subjective and requires judgement. Examples of material information may include, but are not limited to:

●	financial results;
●	drilling results;
●	reserve calculations;
●	the existence of confidentiality agreements with named potential partners or other interested parties;
●	site visits or any other discussions with named entities who are subject to a confidentiality agreement;
●	negotiations concerning contracts with third parties;
●	possible dispositions or acquisitions of mineral properties, other significant assets or other corporations or businesses;
●	other important corporate developments including a merger or acquisition involving the Company, or a change in control of the Company;
●	changes in management or other important personnel changes;
●	the occurrence of discussions with brokers or bankers with regards to public or private equity or bank financing;
●	public or private financings;
●	decisions concerning dividends;
●	a stock split or consolidation;
●	litigation;
●	labor negotiations; and
●	a change in or dispute with the Company’s auditors.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. If you have any question as to whether particular information is material, consult with the CEO, who will consult with legal counsel as appropriate.

Non-Public Information. Information concerning the Company or another company is considered non-public if it has not been disseminated in a manner making it available to investors generally. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the end of the second full business day after the information is released. If, for example, the Company were to make a pre-market announcement on a Monday, you are not permitted to trade in the Company’s securities until the open of business on Wednesday. If you have any question as to whether particular information has been generally disclosed, consult with the CEO, who will consult with legal counsel as appropriate.

3.BLACKOUT PERIODS

3.1This Section 3 applies to:

●	all Directors;
●	all officers of the Company;
●	all employees of the Company;
●	all family members of Directors, officers and employees of the Company who share the same address as, or are financially dependent on, the Director, officer or employee; and
●	all corporations, partnerships, trusts or other entities in which any of the above persons has a substantial beneficial interest, serves as a trustee (or similar capacity) or is otherwise owned or controlled by any of the above persons.

3.2	Quarterly Blackout Periods. To avoid even the appearance of trading while aware of material non-public information the following provisions apply:

(a)

Non-Independent Directors, Management Employees and Certain Employees. Beginning on the first business day following the end of each fiscal quarter and ending two business days following the date of public disclosure of the Company’s quarterly financial results, all non-independent Directors, officers, management employees, and non-management employees involved in the preparation of the Company’s financial results and others, including if applicable, independent Directors, with inside knowledge of the Company’s quarterly financial results (e.g. Directors on the audit committee and/or other directors that review the Company’s announcement of quarterly results) shall refrain from conducting transactions involving the purchase or sale of the Company’s securities (other than pursuant to a trading plan that complies with Section 3.4 of this Policy).

(b)

Independent Directors and Non-Management Employees. Beginning two calendar weeks prior to the regularly scheduled board meeting at which the Company’s quarterly financial statements shall be approved and ending two business days following the date of public disclosure of the Company’s quarterly financial results, all independent Directors without inside knowledge of the Company’s quarterly financial results and non-management employees not involved in the preparation of quarterly financial statements and without inside knowledge of the Company’s quarterly financial results shall refrain from conducting transactions involving the purchase or sale of the Company’s securities (other than pursuant to a trading plan that complies with Section 3.4 of this Policy).

3.3

Event Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few employees, officers or Directors. So long as the event remains material and non-public, Directors, officers, and such other employees as designated by the Company, may not trade in the Company’s securities (other than pursuant to a trading plan that complies with Section 3.4 of this Policy) until two business days after such information becomes public or is no longer material to the Company. Unless the Company determines that a Company-wide blackout is prudent, in which case the

Company may provide notice of a blackout covering all Directors, officers and employees of the Company (with or without an explanation for the reason of such blackout), the Company and its representatives will not announce the existence of an event-specific blackout to anyone other than those individuals who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. Such persons may not be informed of the reason they may not trade. The failure of the Company to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material non-public information.

3.4

Transactions Pursuant to a Pre-Arranged Trading Plan that Complies with SEC Rule 10b5-1 and Canadian securities laws. The prohibition on purchases and sales of Company securities during blackout periods does not apply to purchases or sales made pursuant to a trading plan adopted in compliance with SEC Rule 10b5-1 and Canadian securities laws, which provides an affirmative defense to insider trading liability where securities are purchased or sold pursuant to a pre-arranged trading plan that meets certain requirements. A SEC Rule 10b5-1 trading plan must comply with all of the following requirements:

●	the trading plan must be in writing;
●	the insider may enter into, renew, amend, modify or terminate the trading plan only at a time when the insider is not in possession of material non-public information;
●	the insider may not enter into, renew, amend, modify or terminate the trading plan during a blackout period (as described above);
●	the trading plan must: (i) expressly specify the amounts, prices and dates at which securities are to be sold or purchased under the plan; (ii) include a written formula for determining the amounts, prices and dates at which securities are to be sold or purchased under the plan; and (iii) not permit the insider to exercise any subsequent influence over how, when or whether to effect sales or purchases under the plan (provided that any person who does exercise such influence pursuant to the plan must not have been aware of material non-public information when doing so);
●	the trading plan must include an interval, or waiting period, of at least 30 days between the creation, renewal, amendment or modification of the plan and the first transaction effected under the plan;
●	transactions must be made strictly in accordance with the terms of the trading plan; the insider must not alter or deviate from the trading plan (whether by changing the amount, price or timing of the sale or purchase, or otherwise) and the insider must not enter into or alter a corresponding or hedging transaction or position with respect to the Company’s securities subject to the plan;
●	the insider must pre-clear the trading plan, and any renewals, amendments, modifications or terminations of the trading plan, with the CEO, or with the chair of the Audit Committee in the case of the CEO; and
●	entering into, renewing, amending, modifying or terminating the trading plan must be done in good faith and not as part of a plan or scheme to evade the prohibitions of insider trading laws.

3.5Transactions Under Company Plans

The Company’s prohibition on purchases and sales of Company securities during blackout periods includes, but is not limited to the exercise of stock options, but does not apply to purchases of Company stock in employee stock purchase plans resulting from an employee’s periodic contribution of money to the plan pursuant to the election the employee made at the time of enrollment in the plan (as of the date of this Policy’s adoption, the Company does not have any such employee stock purchase plan, although it reserves the right to adopt one subsequently). This Policy does, however, apply to sales by employees of Company stock purchased pursuant to any such plan. This Policy also may apply generally to transactions involving Company employee plans that may be adopted or modified by the Company in the future.

3.6

If a person is subject to the blackout periods imposed by this Policy and the person’s employment or tenure as a Director terminates during a blackout period (or if the person otherwise leaves the employment of the Company or ceases to be a Director while in possession of material non-public information), such person will continue to be subject to this Policy, and specifically to the ongoing prohibitions against trading and against communications to outsiders of material non-public information, until the blackout period ends. The Company may institute stop-transfer instructions to its transfer agent in order to enforce this provision.

4.PRIOR NOTICE OF SECURITIES TRANSACTIONS

4.1	This Section 4 applies to:

●	all Directors;
●	all officers of the Company;
●	all senior management employees of the Company;
●	all family members of Directors, officers and senior management employees of the Company who share the same address as, or are financially dependent on, such Director, executive officer or employee; and
●	all corporations, partnerships, trusts or other entities in which any of the above persons has a substantial beneficial interest, serves as a trustee (or similar capacity) or is otherwise owned or controlled by any of the above persons.

4.2

No person covered by this Section 4 may make any purchase or sale of securities of the Company (including derivative securities) unless he or she notifies, and obtains pre-clearance from, the CEO, or the chair of the Audit Committee in the case of the CEO, prior to such purchase or sale. Any pre-clearance that has been granted will be valid only for five business days following the approval date unless terminated earlier by the CEO. If a transaction for which pre-clearance has been granted is not effected within such period, the transaction must be pre-cleared again. Promptly following execution of the purchase or sale, the person covered by this Section 4 should so notify the CEO or his designee to facilitate the Company’s reminding such person of insider reporting obligations within two business days of the transaction (U.S. law) and five days of the transaction (Canadian law).

5.OTHER PROHIBITIONS ON TRADING ACTIVITIES

5.1	This Section 5 applies to:

●	all Directors;
●	all officers of the Company;
●	all management employees of the Company;

●	all family members of Directors, officers and management employees of the Company who share the same address as, or are financially dependent on, the Director and officers; and
●	all corporations, partnerships, trusts or other entities in which any of the above persons has a substantial beneficial interest, serves as a trustee (or similar capacity) or is otherwise owned or controlled by any of the above persons.

5.2

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by those to whom this Section 5 applies. In addition, Section 16(c) of the Exchange Act prohibits officers and Directors from engaging in short sales.

5.3

Publicly Traded Options on Company Stock. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the individual or entity is trading based on inside information. Transactions in options also may focus the individual or entity’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by those to whom this Section 5 applies. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”

5.4

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an individual or entity to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the individual or entity to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the individual or entity may no longer have the same objectives as the Company’s other stockholders. The Company prohibits those to whom this Section 5 applies from engaging in such transactions.

5.5

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, those to whom this Section 5 applies are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

5.6

Short-term Trading. Section 16(b) of the Exchange Act prohibits officers and directors from engaging in transactions involving the purchase and sale or sale and purchase of the Company’s securities within any six month period and requires officers and directors to return any profits made from such purchase and sale or sale and purchase of the Company’s securities during any such six-month period.

6.EXCEPTIONS

The provisions of this Policy shall not apply to any entity referred to in the fifth bullet of Section 2.1 above if and to the extent such entity adopts and implements policies and procedures reasonably acceptable to counsel for such entity and counsel for the Company that are: (i) designed to ensure that any material non-public information regarding the Company is isolated and not conveyed to investment professionals and/or other personnel that may be involved in any decision to buy, sell or hold any securities of, or relating to, the Company; and (ii) otherwise consistent with the purpose of this Policy. However, the prohibitions of Section 2.2 above will continue to apply to that entity irrespective of any policies that the entity may adopt.

7.PENALTIES FOR VIOLATION

Violation of any of the foregoing rules is grounds for disciplinary action by the Company, including termination of employment.

8.COMPANY ASSISTANCE AND EDUCATION

8.1

The Company shall take reasonable steps designed to ensure that all Directors, officers and employees of the Company are educated about, and periodically reminded of, the securities law restrictions and Company policies regarding insider trading. Directors, officers and employees shall be required to certify their understanding of, and intent to comply with, the Company’s policies.

8.2

The Company shall provide reasonable assistance to all Directors and executive officers of the Company, as requested by such Directors and executive officers, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the U.S. Securities Exchange Act of 1934 and the electronic filing of insider reports with the Canadian securities authorities pursuant to National Instrument 55-104 Insider Reporting Requirements and Exemptions. However, the ultimate responsibility, and liability, for timely filing remains with the Directors and executive officers.

9.MISCELLANEOUS

9.1

Other Procedures. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this Policy or to comply with the applicable securities laws of the United States and/or Canada.

9.2

No Third Party Rights. This Policy is not intended to create any rights in third parties with respect to any violation of its terms and also is not intended to create any legal liability for the Company or any employee, officer or Director beyond those for which they are already responsible under applicable securities laws of the United States and Canada.

9.3

Other Companies. The prohibitions contained in this Policy with respect to insider trading, tipping and recommending trades in securities of the Company will also apply to Directors, officers and employees of the Company in relation to the securities of other companies in circumstances where such persons may be in possession of material undisclosed information relating to such companies obtained in the course of the Company’s business. In these circumstances, information about other companies should be treated in the same way as comparable information relating to the Company.

If the Company does not have a CEO, then “CEO” shall be replaced by “President” in this document.

Acknowledgment of Receipt and Review

I, _______________________ (employee name), acknowledge that on ___________________ (date), I received a copy of Austin Gold’s Insider Trading Policy, and that I read it, understood it and agree to comply with it.

Date:	By:
(signature)

Name:
(please print)

Job Title:

This Policy is dated August 23, 2021 and supersedes any previous policies of the Company concerning insider trading.